Exhibit 99.1
Feb. 9, 2011
DTE Energy reports solid 2010 earnings
~ Company provides 2011 operating earnings guidance of $3.40 to $3.70 per share
DETROIT — DTE Energy (NYSE:DTE) today reported 2010 earnings of $630 million, or $3.74 per diluted share, compared with $532 million, or $3.24 per diluted share in 2009.
2010 operating earnings were $607 million, or $3.60 per diluted share, compared with 2009 operating earnings of $543 million, or $3.30 per diluted share. Operating earnings exclude certain non-recurring items and discontinued operations. Reconciliations of reported to operating earnings for both the quarter ended and 12 months ended Dec. 31, 2010 and 2009, are at the end of this news release.
The increase in operating earnings at DTE Energy was driven by higher operating earnings at Detroit Edison, MichCon and Power and Industrial Projects, partially offset by lower operating earnings at Energy Trading. As a signal of Michigan’s improving economy, Detroit Edison’s temperature-normal electric sales increased 3 percent overall, including a 21 percent increase in sales to industrial customers.
“I’m pleased with our solid results in 2010,” said Gerard M. Anderson, DTE Energy president and CEO. “We were able to achieve our financial goals by maintaining an intense focus on controlling costs and improving operating performance. DTE Energy operates in a region that is gaining momentum toward an economic recovery. We will contribute to this momentum by doing everything we can to keep energy affordable for our customers.
“As we plan for 2011 and beyond, we want DTE Energy to be a force for growth, investment and renewed prosperity for Michigan,” Anderson added. “We will continue to execute on our multi-year plan to invest in renewable energy, environmental controls and utility infrastructure. These investments will be a catalyst for bringing new jobs to Michigan while ensuring clean, reliable and affordable energy for our customers.”
2011 Guidance
DTE Energy announced 2011 operating earnings guidance of $3.40 to $3.70 per diluted share.
“Solid earnings and cash flow combined with a strong balance sheet allowed us to increase our dividend and secure an upgrade to DTE Energy’s credit rating from S&P in 2010,” said David E. Meador, DTE Energy executive vice president and chief financial officer. “In many areas of the company we achieved top quartile performance in terms of operating and cost metrics.
“In 2011, our continuous improvement efforts will allow us to go beyond top quartile performance,” Meador added. “This will be key as we focus on achieving our long-term goal of 5 percent to 6 percent annual operating EPS growth while providing an attractive dividend to shareholders.”
Conference call and webcast information
This earnings announcement, as well as a package of slides and supplemental information, is available at dteenergy.com.
DTE Energy plans to conduct a conference call with the investment community hosted by Anderson at 9 a.m. EST today to discuss 2010 earnings results and 2011 guidance. Investors, the news media and the public may listen to a live internet broadcast of the meeting at dteenergy.com. The telephone dial-in numbers are U.S. and Canada toll free: (800) 401-3551 or International Toll: (913) 312-0644. There is no passcode. The internet broadcast will be archived on the company’s website. An audio replay of the call will be available from noon today to Feb. 24. To access the replay, dial (888) 203-1112 or (719) 457-0820 and enter passcode 5490724.

DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.2 million customers in Michigan, and other non-utility, energy businesses focused on gas storage and pipelines, unconventional gas production, power and industrial projects, and energy trading. Information about DTE Energy is available at www.dteenergy.com.
Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the board of directors.
In this release, DTE Energy discusses 2011 operating earnings guidance. It is likely that certain items that impact the company’s 2011 reported results will be excluded from operating results. Reconciliations to the comparable 2011 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
The information contained herein is as of the date of this release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
Many factors may impact forward-looking statements including, but not limited to, the following: economic conditions resulting in changes in demand, customer conservation and increased thefts of electricity and gas; changes in the economic and financial viability of our customers, suppliers, and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; economic climate and population growth or decline in the geographic areas where we do business; high levels of uncollectible accounts receivable; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; instability in capital markets which could impact availability of short and long-term financing; the timing and extent of changes in interest rates; the level of borrowings; the potential for losses on investments, including nuclear decommissioning and benefit plan assets and the related increases in future expense and contributions; the potential for increased costs or delays in completion of significant construction projects; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; environmental issues, laws, regulations, and the increasing costs of remediation and compliance, including actual and potential new federal and state requirements that include or could include carbon and more stringent mercury emission controls, a renewable portfolio standard, energy efficiency mandates, a carbon tax or cap and trade structure and ash landfill regulations; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas utility restructuring in Michigan, including legislative amendments and Customer Choice programs; employee relations and the impact of collective bargaining agreements; unplanned outages; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; volatility in the short-term natural gas storage markets impacting third-party storage revenues; cost reduction efforts and the maximization of plant and distribution system performance; the effects of competition; the uncertainties of successful exploration of gas shale resources and challenges in estimating gas reserves with certainty; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation; the cost of protecting assets against, or damage due to, terrorism or cyber attacks; the availability, cost, coverage and terms of insurance and stability of insurance providers; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and binding arbitration, litigation and related appeals. New factors emerge from time to time. We cannot predict what factors may arise or how such factors may cause our results to differ materially from those contained in any forward-looking statement. Any forward-looking statements refer only as of the date on which such statements are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. This press release should also be read in conjunction with the “Forward-Looking Statements” section in each of DTE Energy’s and Detroit Edison’s 2009 Forms 10-K and 2010 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison.
For further information, members of the media may contact:
Scott Simons (313) 235-8808
Len Singer (313) 235-8809
Analysts — for further information:
Kurt Wasiluk (313) 235-7726
Mark Rolling (313) 235-7663

DTE Energy Company
Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(in Millions, Except per Share Amounts)	2010	2009	2010	2009
Operating Revenues	$2,173	$2,121	$8,557	$8,014

Operating Expenses
Fuel, purchased power and gas	824	846	3,190	3,118
Operation and maintenance	680	632	2,578	2,372
Depreciation, depletion and amortization	252	282	1,027	1,020
Taxes other than income	77	71	308	275
Other asset (gains) and losses, reserves and impairments, net	(10)	(17)	(10)	(20)

	1,823	1,814	7,093	6,765

Operating Income	350	307	1,464	1,249

Other (Income) and Deductions
Interest expense	131	136	549	545
Interest income	(3)	(2)	(12)	(19)
Other income	(16)	(28)	(78)	(102)
Other expenses	23	26	55	43

	135	132	514	467

Income Before Income Taxes	215	175	950	782

Income Tax Provision	59	54	311	247

Net Income	156	121	639	535

Less: Net Income Attributable to the Noncontrolling Interests	4	1	9	3

Net Income Attributable to DTE Energy Company	$152	$120	$630	$532

Basic Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.90	$0.72	$3.75	$3.24

Diluted Earnings per Common Share
Net Income Attributable to DTE Energy Company	$0.90	$0.72	$3.74	$3.24

Weighted Average Common Shares Outstanding
Basic	169	165	168	164
Diluted	170	165	169	164

Dividends Declared per Common Share	$0.56	$0.53	$2.18	$2.12

DTE Energy Company
Segment Net Income (Unaudited)

	Three Months Ended December 31
	2010				2009
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$98	$(3	)A	$95	$70	$—		70

Gas Utility	35	—		35	57	(13	)B	57
						13	C

Non-utility Operations
Gas Storage and Pipelines	15	—		15	12	—		12

Unconventional Gas Production	(2)	—		(2)	(3)	—		(3)

Power and Industrial Projects	19	—		19	23	—		23

Energy Trading	6	—		6	2	—		2

Total Non-utility operations	38	—		38	34	—		34

Corporate and Other	(19)	—		(19)	(41)	—		(41)

Net Income Attributable to DTE Energy Company	$152	$(3)		$149	$120	$—		$120

Adjustments key

A)	Detroit Edison settlement with Detroit Thermal

B)	Gain on sale of MichCon natural gas gathering and treating assets

C)	Amortization of goodwill associated with MichCon natural gas gathering and treating assets sale

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Three Months Ended December 31
	2010				2009
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$0.58	$(0.02	) A	$0.56	$0.42	$—		$0.42

Gas Utility	0.20	—		0.20	0.35	(0.08	)B	0.35
		—				0.08	C

Non-utility Operations
Gas Storage and Pipelines	0.09	—		0.09	0.07	—		0.07

Unconventional Gas Production	(0.01)	—		(0.01)	(0.02)	—		(0.02)

Power and Industrial Projects	0.11	—		0.11	0.14	—		0.14

Energy Trading	0.04	—		0.04	0.01	—		0.01

Total Non-utility operations	0.23	—		0.23	0.20	—		0.20

Corporate and Other	(0.11)	—		(0.11)	(0.25)	—		(0.25)

Net Income Attributable to DTE Energy Company	$0.90	$(0.02)		$0.88	$0.72	—		$0.72

Adjustments key

A)	Detroit Edison settlement with Detroit Thermal

B)	Gain on sale of MichCon natural gas gathering and treating assets

C)	Amortization of goodwill associated with MichCon natural gas gathering and treating assets sale

DTE Energy Company
Segment Net Income (Unaudited)

	Twelve Months Ended December 31
	2010				2009
	Reported			Operating	Reported			Operating
(in Millions)	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$441	$(3	)A	$438	$376	$4	C	$380

Gas Utility	127	(20	)B	107	80	(13	)D	80
		—				13	E

Non-utility Operations
Gas Storage and Pipelines	51	—		51	49	—		49

Unconventional Gas Production	(11)	—		(11)	(9)	—		(9)

Power and Industrial Projects	85	—		85	31	1	C	35
		—				3	F
Energy Trading	6	—		6	75	—		75

Total Non-utility operations	131	—		131	146	4		150

Corporate and Other	(69)	—		(69)	(70)	3	G	(67)

Net Income Attributable to DTE Energy Company	$630	$(23)		$607	$532	$11		$543

Adjustments key

A)	Detroit Edison settlement with Detroit Thermal

B)	Deferral of costs to achieve restructing expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order

C)	Chrysler accounts receivable bad debt reserve

D)	Gain on sale of MichCon natural gas gathering and treating assets

E)	Amortization of goodwill associated with MichCon natural gas gathering and treating assets sale

F)	General Motors accounts receivable bad debt reserve

G)	Residual hedge impact from Antrim sale

DTE Energy Company
Segment Diluted Earnings Per Share (Unaudited)

	Twelve Months Ended December 31
	2010				2009
	Reported			Operating	Reported			Operating
	Earnings	Adjustments		Earnings	Earnings	Adjustments		Earnings

Electric Utility	$2.62	$(0.02	)A	$2.60	$2.28	$0.02	C	$2.30

Gas Utility	0.75	(0.12	)B	0.63	0.49	(0.08	)D	0.49
						0.08	E

Non-utility Operations
Gas Storage and Pipelines	0.30	—		0.30	0.30	—		0.30

Unconventional Gas Production	(0.06)	—		(0.06)	(0.05)	—		(0.05)

Power and Industrial Projects	0.50	—		0.50	0.19	0.01	C	0.22
		—				0.02	F

Energy Trading	0.04	—		0.04	0.46	—		0.46

Total Non-utility operations	0.78	—		0.78	0.90	0.03		0.93

Corporate and Other	(0.41)	—		(0.41)	(0.43)	0.01	G	(0.42)

Net Income Attributable to DTE Energy Company	$3.74	$(0.14)		$3.60	$3.24	0.06		$3.30

Adjustments key

A)	Detroit Edison settlement with Detroit Thermal

B)	Deferral of costs to achieve restructing expenses for the Performance Excellence Process approved in the June 2010 MPSC rate order

C)	Chrysler accounts receivable bad debt reserve

D)	Gain on sale of MichCon natural gas gathering and treating assets

E)	Amortization of goodwill associated with MichCon natural gas gathering and treating assets sale

F)	General Motors accounts receivable bad debt reserve

G)	Residual hedge impact from Antrim sale